Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in this Annual Report on Form 10-K of AmericanWest Bancorporation for the year ended December 31, 2003 and to the incorporation by reference of the previously filed registration statement numbers, 333-101040, 333-95989, 333-72834, 333-65628, 333-65630, and 333-58511, on Forms S-8 of our report dated January 23, 2004.

/s/ Moss Adams LLP

Everett, Washington

March 8, 2004